Exhibit 10.2

December 2, 2009

Stuart Paton
Technical and Commercial Director
Dana Petroleum
17 Carden Place
Aberdeen, AB10 1UR, Scotland, UK

Subject:  Renewal of Offer for Buyer’s Option to Increase Dana’s Participating Interest

Dear Stuart:

I am writing to confirm our offer, consistent with the principles pursuant to our Letter of Intent, that Dana may acquire an increased participating interest in the PSC and be the designated operator upon a reasonable time in the event of the termination of our present letter of intent with Repsol, should that occur without leading to an executed Sales and Purchase Agreement and our inability to obtain the participation of another major oil company.

Presently, we feel that a reasonable period would be ninety days after we have notified Dana of our receipt of unequivocal notice of Repsol’s termination of its letter of intent.  This would allow us to bring on a major company with the financial and technical abilities to assume the Operator’s function as envisioned in the LOI. As set out in our Letter of Intent, once the ninety-day period has passed, if we have not secured the participation of such a company, Dana may, by notifying us in writing within a reasonable time, acquire, subject to all necessary governmental approvals, up to an additional twenty-seven percent interest for a maximum total participating interest of fifty percent on the same terms and conditions, mutatis mutandis, as those set forth in our sales and purchase agreement other than financial consideration, which shall be subject to the future mutual agreement of the parties.  Additionally, if Dana so acquires the full additional twenty-seven percent then it will be the designated Operator, subject always to all necessary governmental and third party approvals.  We anticipate that, as a practical matter, Dana and Hyperdynamics will likely have entered into a Sales and Purchase Agreement, terminating our Letter of Intent, by the time such a termination of a Repsol acquisition occurs.  We feel that seven days should be a reasonable time for Dana to notify us in writing of your intent to increase your participating interest.

If you agree to the terms and conditions set forth above, please indicate your agreement below.

Very truly yours,

/s/ Ray Leonard
Ray Leonard, President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Stuart Paton
Stuart Paton

One Sugar Creek Center, Suite 125   s Sugar Land, TX 77478   s   713-353-9400 s 713-353-9421 fax s www.hyperdynamics.com